Exhibit 10.1

NOMINATION AGREEMENT

This Nomination Agreement, dated February 11, 2016 (this “Agreement”), is by and among (i) High River Limited Partnership, Icahn Partners Master Fund LP, Icahn Partners LP and Carl C. Icahn (collectively, the “Shareholder Parties” and each individually, a “member” of the Shareholder Parties) and (ii) American International Group, Inc. (the “Company”).

WHEREAS, the Shareholder Parties beneficially own an aggregate of 45,000,000shares of common stock of the Company, par value $2.50 (the “Common Stock”) issued and outstanding on the date hereof;

WHEREAS, the parties have determined that it is in their respective best interests to come to an agreement with respect to the election of members of the Company’s Board of Directors (the “Board”) at the Company’s 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”) and certain other matters, as provided in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into a Nomination Agreement, dated February 11, 2016 by and among (i) the Company and (ii) Paulson & Co. Inc., on behalf of several funds and accounts for which it and its affiliates serve as investment advisor, and John A. Paulson, pursuant to which the Company has agreed, among other things, to nominate John A. Paulson (the “Other Designee”) to the Board at the 2016 Annual Meeting.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Board Matters & Voting.

(a) In consideration of the Shareholder Parties’ agreement set forth in this Agreement, the Company will (i) increase the size of the Board from fourteen to sixteen members immediately before the 2016 Annual Meeting (which the Company agrees shall be held no later than May 18, 2016) and (ii) nominate Sam Merksamer for election to the Board at the 2016 Annual Meeting as a designee of the Shareholder Parties, who will be recommended by the Company’s Nominating and Corporate Governance Committee (the “Designee”). No later than the date of this Agreement, the Shareholder Parties will provide to the Company an executed letter in the form attached hereto as Exhibit A, which includes a consent from the Designee to be named as a nominee in the Company’s proxy statement for the 2016 Annual Meeting and to serve as a director if so elected (the “Nominee Letter”).

(b) The Company shall include the Designee in the Company’s slate of nominees for election as a director of the Company at the 2016 Annual Meeting and shall use commercially reasonable efforts to cause the election of the Designee to the Board at the 2016 Annual Meeting (including recommending that the Company’s shareholders vote in favor of the election of the Designee, including such nominee in the Company’s proxy statement for the 2016 Annual Meeting and otherwise supporting such nominee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate) (collectively, the “Election Support Efforts”). The Shareholder Parties and the

Designee shall provide the Company with such information with respect to the Shareholder Parties and the Designee (i) as is required to be included in the proxy statement under applicable law or (ii) as is required or requested by any insurance or regulatory agency or governmental body in connection with the Designee’s nomination or service on the Board.

(c) If the Designee resigns from the Board or is rendered unable to, or refuses to, serve on the Board, the Shareholder Parties shall be entitled to designate a replacement for the Designee that is recommended by the Company’s Nominating and Corporate Governance Committee and approved by the Board (such recommendation and approval not to be unreasonably withheld, conditioned or delayed) for the Designee (and if such proposed designee is not approved by such committee, the Shareholder Parties shall be entitled to continue designating a replacement until such proposed designee is approved by such committee) (a “Replacement”), and the Company shall take all necessary action to promptly appoint such person to the Board. Any such person who becomes a Board member in replacement of the Designee pursuant to this Agreement shall be deemed to be a Designee for all purposes under this Agreement and prior to his or her appointment to the Board, shall be required to, and the Shareholder Parties shall cause such person to, execute a Nominee Letter.

(d) The Company shall not be obligated to include the Designee on the slate of directors proposed for election at any Shareholders Meeting (as defined below) other than the 2016 Annual Meeting pursuant to this Agreement. For any Shareholders Meeting subsequent to the 2016 Annual Meeting, as long as the Designee is on the Board, the Company shall notify the Shareholder Parties in writing no less than thirty (30) calendar days before the last day of the advance notice deadline set forth in the Company’s by-laws if the Designee will be nominated by the Company for election as a director at such Shareholders Meeting and, if the Designee is to be so nominated, shall use commercially reasonable efforts to cause the election of the Designee so nominated by the Company (including the Election Support Efforts).

(e) The Company represents that the only Board committees are: the Audit Committee, the Compensation and Management Resources Committee, the Nominating and Corporate Governance Committee, the Regulatory, Compliance and Public Policy Committee, the Risk and Capital Committee and the Technology Committee. Promptly following their election to the Board, the Designee or the Other Designee shall be appointed to each such committee, subject to any independence requirements for service on such committees under applicable law or regulation, including the rules of The New York Stock Exchange (or any other stock exchange on which the Common Stock is listed). For so long as the Designee is a member of the Board, the Designee or the Other Designee shall be appointed to any committee of the Board formed after the date hereof, except as provided in Section 1(f) below; provided that nothing in this Section 1(e) shall prohibit the Company or the Board from creating a committee that does not include the Designee to consider specific matters where there exists a conflict of interest between the Company and the Shareholder Parties if it would be prudent as a matter of law to exclude the Designee from membership on such committee (in which case the Other Designee will be appointed to such committee, unless the Company or the Board determines that there also exists a conflict of interest between the Company and the employer of the Other Designee). The Designee shall have the same right as other members of the Board to be invited to attend meetings of committees of the Board of which the Designee is not a member.

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(f) For so long as the Designee is a member of the Board or the Shareholder Parties are in the process of identifying a Replacement as permitted under Section 1(c), the Company agrees that the Board shall not create an executive committee unless the Designee or the Other Designee is appointed as a member of such committee. For purposes of this Section 1(e), the term executive committee shall include any committee of the Board that is empowered, instructed to, tasked with or otherwise takes any action or proposes to take any action regarding any matter that relates to the Company’s strategic direction, extraordinary transactions or any other matters that are of a material nature to the Company, including, without limitation, material financing transactions, assets dispositions and the appointment and employment of executive officers; provided that nothing in this Section 1(f) shall prohibit the Company or the Board from creating a committee that does not include the Designee to consider specific matters where there exists a conflict of interest between the Company and the Shareholder Parties if it would be prudent as a matter of law to exclude the Designee from membership on such committee (in which case the Other Designee will be appointed to such committee, unless the Company or the Board determines that there also exists a conflict of interest between the Company and the employer of the Other Designee).

(g) If (i) the Designee agrees to be included as a director nominee for election at any Shareholders Meeting other than as a director nominated by the Board for election at such Shareholders Meeting or (ii) there is any material breach of this Agreement by the Designee or any of the Shareholder Parties that remains uncured more than five (5) business days following written notice of such material breach from the Company, the irrevocable resignation provision set forth in the Nominee Letter shall become effective.

(h) Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Agreement shall be personal to the Shareholder Parties and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”), except that the Shareholder Parties shall be permitted to transfer or assign this Agreement to their respective Affiliates.

(i) The Company acknowledges and agrees that any policy of the Company or of the Board, whether formal or informal, in existence as of the date hereof or subsequently adopted, including without limitation, any Insider Trading Policy, shall only be applicable to the Designee and in no event shall any such policies have any applicability with respect to any Shareholder Party or any of their Affiliates.

(j) For so long as the Designee is a member of the Board or the Shareholder Parties are in the process of identifying a Replacement as permitted under Section 1(c), the Board shall not adopt any discriminatory policy precluding members of the Board, including the Designee or the Other Designee, from speaking to Mr. Icahn.

(k) For purposes of this Agreement: the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “Beneficially Own” or variations thereof shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

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2. Standstill Agreement and Other Matters. In consideration of the Company’s agreement set forth herein, so long as there is no material breach of this Agreement by the Company that remains uncured more than five (5) business days following written notice of such material breach from Shareholder Parties, the Shareholder Parties agree that, except as otherwise provided below, from the date hereof until the later of (i) August 1, 2016 and (ii) the date that is 35 days after the Designee is no longer a member of the Board (it being understood that if the Designee is no longer a member of the Board due to circumstances in which the Shareholder Parties would be entitled to designate a Replacement pursuant to this Agreement, then the Designee shall be deemed to continue to be a member of the Board for all purposes of this Agreement until such time as the Shareholder Parties irrevocably waive in writing any right to either designate such a Replacement or appoint such a Replacement), the Shareholder Parties shall not, and shall cause their respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and controlled Affiliates which are not publicly traded entities or are publicly traded entities but are acting at the direction of the Shareholder Parties (collectively, “Representatives”) not to, directly or indirectly:

(a) take any actions, including acquiring, seeking to acquire or agreeing to acquire (whether by market purchases, private purchases or otherwise) any shares of Common Stock (or Beneficial Ownership thereof) or any securities convertible or exchangeable into or exercisable for any shares of Common Stock (or Beneficial Ownership thereof) (including any derivative securities or instruments having the right to acquire Common Stock) if such action would cause any Shareholder Party or any of their respective Representatives to become an Acquiring Person (as defined in that certain Tax Asset Protection Plan, dated as of March 9, 2011, between the Company and Wells Fargo Bank Association, as Rights Agent, as amended by Amendment No. 1 to the Tax Asset Protection Plan, dated as of January 8, 2014 (as amended, the “Rights Plan”);

(b) (i) encourage, advise or influence any other Person or assist any third party in so encouraging, assisting or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter) or (ii) advise, influence or encourage any Person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director other than as permitted in this Agreement; provided, however, that, subject to Section 3, neither this clause (b) nor any other provision in this Agreement shall restrict or otherwise limit the Shareholder Parties’ from being able to vote any voting securities of the Company in favor of or against any proposal, action or transaction;

(c) solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) with respect to the shares of Common Stock, or from the holders of the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter); provided that except as expressly agreed in Section 3, the Shareholder Parties shall not be restricted from voting any shares of Common Stock in favor of or against any proposal or other action for which such solicitation is being made;

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(d) (i) form or join in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Common Stock (for the avoidance of doubt, excluding any group composed solely of the Shareholder Parties and their Affiliates), (ii) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s shareholders (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders) or (iii) agree to deposit or deposit any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any such shares of Common Stock in any voting trust or similar arrangement (other than (A) to the named proxies included in the Company’s proxy card for any Shareholders Meeting and (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like, in each case, of the Shareholder Parties);

(e) sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Shareholder Parties to any third party other than sales, offers, or agreements to sell (i) during any period that the officers and directors of the Company are permitted to buy or sell Common Stock pursuant to the Company’s Insider Trading Policy and applicable law and (ii)(A) in market transactions where the identity of the purchaser is not known or (B) to a third party who has not filed a Schedule 13D and would not as a result of the purchase of the securities of the Company be required to file a Schedule 13D and such sale, offer, or agreement to sell would not knowingly result in such third party or any of its Affiliates becoming an Acquiring Person (as defined in the Rights Plan); provided that notwithstanding anything in this Agreement to the contrary, this Section 2(e) shall only be in effect at such times as the Designee is a member of the Board;

(f) without the approval of the Board, separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company or actively encourage, initiate or support any other third party in any such activity; provided that the Shareholder Parties shall be permitted to sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction; and provided further that if a third party (not a party to this Agreement or an affiliate of a party) commences an unsolicited tender offer or exchange offer for all of the outstanding Common Stock that is not recommended by the Board, then the Shareholder Parties shall similarly be permitted to commence a tender offer or exchange offer for all of the outstanding Common Stock at the same or higher consideration per share;

(g) present at any annual meeting or any special meeting of the Company’s shareholders any proposal for consideration for action by the shareholders;

(h) seek to have the Company waive, amend or modify any provisions of the Amended and Restated Certificate of Incorporation or Bylaws of the Company;

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(i) make any request for stocklist materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise, except as is reasonably necessary to enable the Shareholder Parties to effect a tender offer or exchange offer permitted under Section 2(f);

(j) (A) make, or cause to be made, by press release or other public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages (as distinct from objective statements reflecting business criticism), the Company, its officers or its directors or any person who has served as an officer or director of the Company in the past and (B) the Company shall not, and shall cause its directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to, make, or cause to be made, by press release or other public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages (as distinct from objective statements reflecting business criticism), any Shareholder Party, its officers or its directors or any person who has served as an officer or director of any Shareholder Party in the past). The foregoing shall not prevent the making of any factual statement including in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought;

(k) institute, solicit or join, as a party, any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by the Shareholder Parties to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the Shareholder Parties or the Designee and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent any member of the Shareholder Parties from responding to or complying with a validly issued legal process (and the Company agrees that this Section 2(k) shall apply mutatis mutandis to the Company and its directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates with respect to the Shareholder Parties);

(l) encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Shareholder Parties; or

(m) request that the Company or any Representative of the Company, directly or indirectly, amend or waive any provision of this Section 2 (including this clause (m));

provided, that nothing in this Agreement shall limit or in any way apply to any actions or communications that may be taken by the Designee as a director of the Company.

3. Voting; Quorum. So long as there is no material breach of this Agreement by the Company that remains uncured more than five (5) business days following written notice of such material breach from Shareholder Parties, in connection with the 2016 Annual Meeting, and, thereafter, for so long as the Designee is a member of the Board, the Shareholder Parties shall (a) cause, in the case of all shares of Common Stock owned of record, and (b) instruct the record owner, in the case of all shares of Common Stock Beneficially Owned but not owned of record,

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directly or indirectly, by it, as of the record date for the 2016 Annual Meeting and all future meetings of shareholders (whether annual or special and whether by vote or by written consent) (each a “Shareholders Meeting”) at which directors are elected, in each case that are entitled to vote at the 2016 Annual Meeting and all such future Shareholder Meetings, to be present for quorum purposes and to be voted, at the 2016 Annual Meeting and all such future Shareholder Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at all such meetings and (ii) against all directors not nominated by the Board for election at all such meetings.

4. Public Announcements. Promptly following the execution of this Agreement, (i) the Company shall issue a release substantially in the form attached hereto as Exhibit B-1 and (ii) the Shareholder Parties shall issue a release substantially in the form attached hereto as Exhibit B-2. Neither the Company shall (and the Company shall cause each of its Representatives not to) nor the Shareholder Parties shall (and the Shareholder Parties shall cause each of its Representatives not to) make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is contrary to the statements made in the respective releases referred to in the preceding sentence, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

5. Confidentiality Agreement. The Company hereby agrees that: (i) the Designee is permitted to and may disclose confidential information solely in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit C (the “Confidentiality Agreement”) and (ii) the Company will execute and deliver the Confidentiality Agreement with the Shareholder Parties substantially contemporaneously with the execution and delivery thereof by the other signatories thereto.

6. Representations and Warranties of the Company. The Company represents and warrants to the Shareholder Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

7.	Representations and Warranties of the Shareholder Parties.

(a) Each Shareholder Party represents and warrants to the Company that (i) the authorized signatories of such Shareholder Party set forth on the signature page hereto have the power and authority to execute this Agreement and to bind the applicable Shareholder Party to this Agreement, (ii) this Agreement has been duly authorized, executed and delivered by each

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Shareholder Party, and is a valid and binding obligation of each Shareholder Party, enforceable against such Shareholder Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (iii) the execution, delivery and performance of this Agreement by such Shareholder Party does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Shareholder Party is a party or by which it is bound.

(b) Each Shareholder Party represents and warrants that, as of the date of this Agreement, (i) the Shareholder Parties Beneficially Own an aggregate of 45,000,000shares of Common Stock and (ii) except for such ownership, no member of the Shareholder Parties, individually or in the aggregate with all other members of the Shareholder Parties and their controlled Affiliates which are not publicly traded entities, has any other Beneficial Ownership of any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any shares of Common Stock.

8. Securities Laws. The Shareholder Parties acknowledge that the Shareholder Parties are aware and have been advised that the United States securities laws prohibit any person having non-public material information about a company from purchasing or selling securities of that company in violation of applicable law.

9. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received or (b) if given by any other means, when actually received at the address specified below:

if to the Company:

American International Group, Inc.

175 Water Street

New York, NY 10038

Attention: Thomas Russo, General Counsel

Email: thomas.russo@aig.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello and Matthew J. Gilroy

Email: michael.aiello@weil.com and matthew.gilroy@weil.com

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if to the Shareholder Parties:

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention:	Jesse A. Lynn, General Counsel Louie Pastor, Deputy General Counsel

Email: jlynn@sfire.com

           LPastor@sfire.com

Any party may, by notice given in accordance with this paragraph to the other parties, designate updated information for notices hereunder.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Shareholder Parties may assign this Agreement as set forth in Section 1(h). Any purported transfer requiring consent without such consent shall be void.

11. Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

12. Entire Agreement; Amendments. This Agreement (including the exhibits hereto) represents the entire understanding and agreement of the parties with respect to the matters contained herein, and may be amended, modified or waived only by a separate writing executed by the Shareholder Parties and the Company expressly so amending, modifying or waiving this Agreement.

13. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction without posting a bond or other undertaking restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

14. No Waiver. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

15. Governing Law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or   state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any

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action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

16. Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with, relating to or resulting from such party’s efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

18. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

19. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Peter Hancock
Name:	Peter Hancock
Title:	Chief Executive Officer

SIGNATURE PAGE TO NOMINATION AGREEMENT BETWEEN ICAHN AND AMERICAN

INTERNATIONAL GROUP, INC.

CARL C. ICAHN

/s/ Carl C. Icahn
Carl C. Icahn

HIGH RIVER LIMITED PARTNERSHIP

By:	Hopper Investments LLC, its general partner
By:	Barberry Corp., its sole member

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Secretary; Treasurer

ICAHN PARTNERS LP

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Chief Operating Officer

ICAHN PARTNERS MASTER FUND LP

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Chief Operating Officer

SIGNATURE PAGE TO NOMINATION AGREEMENT BETWEEN ICAHN AND AMERICAN

INTERNATIONAL GROUP, INC.

EXHIBIT A

FORM OF NOMINEE LETTER

[●], 2016

Attention: Board of Directors

American International Group, Inc.

175 Water Street

New York, NY 10038

Ladies and Gentlemen:

This letter is delivered pursuant to Section 1(a) [FOR A REPLACEMENT: Section 1(c)] of the Nomination Agreement, dated as of [●], 2016 (the “Agreement”), by and among the Company and the Shareholder Parties (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

In connection with the Agreement, I hereby consent to (i) be named as a nominee for the position of director of the Company in the Company’s proxy statement for the 2016 Annual Meeting and (ii) serve as a director if I am so elected at the 2016 Annual Meeting. [FOR A REPLACEMENT: In connection with the Agreement, I hereby consent to be appointed and serve as a director of the Company.] I also agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board, including as is required to be disclosed in proxy statements under applicable law.

At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, information requirements, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies, related party transaction policy and Corporate Governance Guidelines, in each case that may be identified to me from time to time, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.

Effective only upon, and subject to, such time as (i) I agree to be included as a director nominee for election at any Shareholders Meeting, other than as a director nominated by the Board for election at such Shareholders Meeting or (ii) there is any material breach of the Agreement by me or any of the Shareholder Parties and such material breach remains uncured more than five (5) business days following written notice of such material breach from the Company, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time.

Sincerely,

Name:

EXHIBIT C

CONFIDENTIALITY AGREEMENT

Date: [●]

To: Each of the persons or entities listed on Schedule A hereto (the “Shareholder Parties”)

Ladies and Gentlemen:

This letter agreement (this “Agreement”) shall become effective upon the election of Sam Merksamer (the “Designee”) to the Board of Directors (the “Board”) of American International Group, Inc. (the “Company”) at which time the parties may execute the signature page hereto. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Nomination Agreement regarding certain rights relating to the Board (the “Nomination Agreement”), dated as of February 11, 2016, among the Company and the Shareholder Parties. The Company understands and agrees that, subject to the terms of, and in accordance with, this Agreement, the Designee may, if and to the extent he desires to do so (in his sole and absolute discretion), disclose information he obtains while a member of the Board to you and your Representatives (as hereinafter defined) and may discuss such information with any and all such persons. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in paragraph 2, your agents, representatives, attorneys, advisors, consultants, directors, officers, and employees (collectively, the “Representatives”), you agree to treat any and all information concerning the Company or any of its subsidiaries or affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by the Designee, or by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this Agreement, and to take or abstain from taking the other actions hereinafter set forth.

1. The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this Agreement or any obligation of confidentiality, (ii) was within your or any of your Representatives’ possession on a non-confidential basis prior to its being furnished to you by the Designee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”) or (iii) is received from a source other than the Designee, the Company or any of the Company Representatives; provided, that in the case of (ii) or (iii) above, the source of such information was not believed to you, after reasonable inquiry of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the same was disclosed.

2. You and your Representatives will, and you will cause your Representatives to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of advising you and (ii) who are informed by you of the confidential nature of such information and agree to be bound by the terms of this Agreement as if they were a party hereto; provided, further, that you will be responsible for any violation of this Agreement by your Representatives as if they were parties hereto. Except with the prior written consent of the Company’s General Counsel, it is understood and agreed that the Designee shall not disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute waiver of the Company’s attorney client privilege or attorney work product privilege. Notwithstanding the foregoing, upon your request the Company will enter into an agreement or other documents with you that provide for the disclosure of Legal Advice to you in such a manner as to preserve attorney client privilege and attorney work product privilege provided that reputable outside legal counsel of national standing provides the Company with a written opinion that disclosure pursuant to the terms of such agreement or other documents will not waive the Company’s attorney client privilege or attorney work product privilege with respect to such Legal Advice. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by in-house or outside legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client privilege. Notwithstanding anything to the contrary herein, it is understood and agreed that you and your Representatives may disclose and discuss any of the Evaluation Material to and with the Other Designee and its Representatives.

3. In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense. Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this Agreement and the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material. It is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing or making any offer, including any tender offer, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Securities Exchange Act of 1934 or the rules promulgated thereunder.

4. You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You and your Representatives shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than the Chief Executive Officer, Chief Financial Officer, General Counsel, the Company’s senior investor relations officer, the Company’s directors and such other Person(s) as the Company may designate in writing, concerning Evaluation Material, or to seek any information in connection therewith from any such person other than the Chief Executive Officer, Chief Financial Officer, General Counsel, the Company’s senior investor relations officer, the Company’s directors and such other Person(s) as the Company may designate in writing, without the prior consent of the Company; provided, however, the restriction in this sentence shall not in any way apply to the Designee.

5. All Evaluation Material shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which the Designee is no longer a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company all hard copies of the Evaluation Material and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of your Representatives’ possession or control (and, upon the request of the Company, shall certify to the Company that such Evaluation Material has been erased or deleted, as the case may be). Notwithstanding the return or erasure or deletion of Evaluation Material, you and your Representatives will continue to be bound by the obligations contained herein.

6. You acknowledge, and will advise your Representatives, that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that you shall not, and you shall use your commercially reasonable efforts to ensure that your Representatives do not, trade or engage in any derivative or other transaction, on the basis of such information in violation of such laws.

7. You hereby represent and warrant to the Company that (i) you have all requisite company power and authority to execute and deliver this Agreement and to perform your obligations hereunder, (ii) this Agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this Agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this Agreement does not require approval by any owners or holders of any equity interest in you (except as has already been obtained).

8. Any waiver by the Company of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of the Company to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9. You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this Agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11. This Agreement and the Nomination Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and this Agreement may be amended only by an agreement in writing executed by the parties hereto.

12. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received or (b) if given by any other means, when actually received at the address specified below:

if to the Company:

American International Group, Inc.

175 Water Street

New York, NY 10038

Attention:        Thomas Russo, General Counsel

Email: thomas.russo@aig.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:        Michael J. Aiello and Matthew J. Gilroy

Email: michael.aiello@weil.com and matthew.gilroy@weil.com

if to the Shareholder Parties:

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention:        Jesse A. Lynn, General Counsel

              Louie Pastor, Deputy General Counsel

Email: jlynn@sfire.com

            LPastor@sfire.com

Any party may, by notice given in accordance with this paragraph to the other parties, designate updated information for notices hereunder.

13. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

15. This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This Agreement, however, shall be binding on successors of the parties hereto.

16. This Agreement shall expire two (2) years from the date on which the Designee is no longer a director of the Company; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. §1839(3).

[Signature Page Follows]

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

AMERICAN INTERNATIONAL GROUP, INC.

By:
Name:
Title:

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT BETWEEN ICAHN AND AMERICAN

INTERNATIONAL GROUP, INC.

Accepted and agreed as of the date first written above:

CARL C. ICAHN

Carl C. Icahn

HIGH RIVER LIMITED PARTNERSHIP

By: Hopper Investments LLC, its general partner
By: Barberry Corp., its sole member

By:
Name:	Keith Cozza
Title:	Secretary; Treasurer

ICAHN PARTNERS LP

By:
Name:	Keith Cozza
Title:	Chief Operating Officer

ICAHN PARTNERS MASTER FUND LP

By:
Name:	Keith Cozza
Title:	Chief Operating Officer

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT BETWEEN ICAHN AND AMERICAN

INTERNATIONAL GROUP, INC.

SCHEDULE A

SHAREHOLDER PARTIES

Icahn Partners LP

Icahn Partners Master Fund LP

High River Limited Partnership

Carl C. Icahn